EXHIBIT 99.1

Axesstel Announces Exercise of Over-Allotment Option

Thursday March 24, 8:00 am ET

SAN DIEGO—(BUSINESS WIRE)—March 24, 2005—Axesstel, Inc. (AMEX:AFT - News), a designer, developer and marketer of high-quality, CDMA-based fixed wireless voice and data products for the worldwide telecommunications market, announced today that the underwriters of its public offering that priced on February 24, 2005 have exercised their option to purchase an additional 1,069,432 shares of its common stock to cover over-allotments. Of the additional shares purchased, 714,708 were purchased from Axesstel and 354,724 were purchased from a stockholder of Axesstel.

First Albany Capital Inc. acted as the book runner and Pacific Growth Equities, LLC acted as co-lead manager for the offering. Merriman Curhan Ford & Co. acted as co-manager for the offering.

Copies of the final prospectus relating to the public offering may be obtained from First Albany Capital Inc., Equity Capital Markets Syndicate, One Penn Plaza, 42nd Floor, New York, NY 10119; Pacific Growth Equities, LLC, Prospectus Department, One Bush Street, 17th Floor, San Francisco, CA 94104; or Merriman Curhan Ford & Co., 600 California Street, 9th Floor, San Francisco, CA 94108.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 24, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Axesstel, Inc.

Axesstel designs, develops and markets fixed wireless voice and data products for the worldwide telecommunications market. Axesstel’s products are based on Code Division Multiple Access, or CDMA, technology, and include CDMA2000 and emerging third-generation, or 3G, broadband data technologies, which are newer versions of the CDMA standard. Axesstel’s product lines include fixed wireless desktop phone terminals, payphone terminals, voice/data terminals and broadband modems used for high-speed data services. Axesstel is headquartered in San Diego, California, with a research and development center in Seoul, South Korea.

Contact:

Axesstel, Inc.

Alireza Saifi, Vice President, Finance, 858-625-2100